Exhibit 99.1
FOR IMMEDIATE RELEASE

February 20, 2020

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2019 Operating Results

DALLAS, TEXAS, February 20, 2020 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $61.7 million for the quarter ended December 31, 2019. In comparison, for the quarters ended September 30, 2019 and December 31, 2018, the Bank reported net income of $53.1 million and $58.1 million, respectively. For the year ended December 31, 2019, the Bank reported net income of $227.3 million, as compared to $198.8 million for the year ended December 31, 2018.

Total assets at December 31, 2019 were $75.4 billion, compared with $73.8 billion at September 30, 2019 and $72.8 billion at December 31, 2018. The $1.6 billion increase in total assets for the fourth quarter was attributable primarily to increases in the Bank's short-term liquidity portfolio ($2.7 billion) and mortgage loans held for portfolio ($0.5 billion), partially offset by decreases in the Bank's advances ($1.1 billion) and long-term investments ($0.4 billion). The $2.6 billion increase in total assets for the year ended December 31, 2019 was attributable primarily to increases in the Bank's short-term liquidity portfolio ($3.6 billion), mortgage loans held for portfolio ($1.9 billion) and long-term investments ($0.7 billion), partially offset by a decrease in the Bank's advances ($3.7 billion).

Advances totaled $37.1 billion at December 31, 2019, compared with $38.2 billion at September 30, 2019 and $40.8 billion at December 31, 2018. The Bank's mortgage loans held for portfolio totaled $4.1 billion at December 31, 2019, as compared to $3.6 billion at September 30, 2019 and $2.2 billion at December 31, 2018.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.2 billion, $1.2 billion and $1.5 billion at December 31, 2019, September 30, 2019 and December 31, 2018, respectively. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.8 billion at December 31, 2019, as compared to $17.2 billion at September 30, 2019 and $15.8 billion at December 31, 2018. At December 31, 2019, September 30, 2019 and December 31, 2018, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills and U.S. Treasury Notes, totaled $15.8 billion at December 31, 2019, compared to $13.1 billion at September 30, 2019 and $12.2 billion at December 31, 2018.

The Bank's retained earnings increased to $1.233 billion at December 31, 2019 from $1.189 billion at September 30, 2019 and $1.081 billion at December 31, 2018. On December 30, 2019, a dividend of $18.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2019 (and, for comparative purposes, as of September 30, 2019 and December 31, 2018, and for the quarters ended September 30, 2019 and December 31, 2018 and the year ended December 31, 2018) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 805 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2019
(Unaudited, in thousands)

	December 31, 2019	September 30, 2019	December 31, 2018
Selected Statement of Condition Data:

Assets
Investments (1)	$33,918,055	$31,596,300	$29,551,929
Advances	37,117,455	38,180,593	40,793,813
Mortgage loans held for portfolio, net	4,075,464	3,603,112	2,185,503
Cash and other assets	270,631	400,863	242,045
Total assets	$75,381,605	$73,780,868	$72,773,290

Liabilities
Consolidated obligations
Discount notes	$34,327,886	$33,878,782	$35,731,713
Bonds	35,745,827	33,744,493	31,931,929
Total consolidated obligations	70,073,713	67,623,275	67,663,642
Mandatorily redeemable capital stock	7,140	7,106	6,979
Other liabilities	1,502,784	2,440,239	1,338,413
Total liabilities	71,583,637	70,070,620	69,009,034
Capital
Capital stock — putable	2,466,242	2,478,206	2,554,888
Retained earnings	1,232,677	1,189,261	1,081,367
Total accumulated other comprehensive income	99,049	42,781	128,001
Total capital	3,797,968	3,710,248	3,764,256
Total liabilities and capital	$75,381,605	$73,780,868	$72,773,290

Total regulatory capital (2)	$3,706,059	$3,674,573	$3,643,234

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Selected Statement of Income Data:
Net interest income (3) (4)	$90,811	$67,912	$85,431	$293,175	$310,466
Other income (loss) (4)	2,299	14,900	1,765	56,320	1,961
Other expense	24,572	23,803	22,597	96,965	91,555
AHP assessment	6,858	5,905	6,465	25,272	22,097
Net income	$61,680	$53,104	$58,134	$227,258	$198,775

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2019, September 30, 2019 and December 31, 2018, total regulatory capital represented 4.92 percent, 4.98 percent and 5.01 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for mortgage loan losses.

(4)
Beginning January 1, 2019, the Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." Prior to January 1, 2019, these amounts were recorded in other income (loss). During the quarter ended December 31, 2019, the quarter ended September 30, 2019 and the year ended December 31, 2019, fair value hedge ineffectiveness increased (reduced) net interest income by $13.335 million, $(6.279) million and $(17.909) million, respectively.

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